Exhibit 10.2

OEM AGREEMENT

This OEM Agreement, (“Agreement”) is made and entered into as of September 22, 2004 (“Effective Date”), by and between Akorn-Strides, LLC, a Delaware limited liability company having a principal place of business at 2500 Millbrook Drive, Buffalo Grove, Illinois 60089-4694, United States of America (“A-S”), and Strides Arcolab Limited, a company organized under the laws of India having a principal place of business at Strides House, Bilekahalli, Bannerghatta Road, Bangalore 560 076, India (“Strides”), (each a “Party” and collectively the “Parties”).

RECITALS

     A. A-S is a new entity formed by Strides and Akorn, Inc., a Louisiana corporation (“Akorn”), to engage in the development and marketing of generic drug products;

     B. A-S desires to have Strides assist it in the preparation of ANDAs for the sale of certain Products by A-S and to manufacture such Products for sale to A-S exclusively in the Exclusive Market (as those terms are defined below), and Strides desires to assist A-S in the preparation of ANDAs for the sale of certain Products by A-S and to manufacture such Products for sale to A-S exclusively in the United States, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

          1.1 Act. The term “Act” means the United States Federal Food, Drug, and Cosmetic Act.

          1.2 Affiliate. The term “Affiliate” means with respect to any Party, any party controlling, controlled by or under common control with any such Party. For purposes hereof, “control” and its derivatives means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Party, whether through the ownership of voting securities or voting interests, by contract or otherwise.

          1.3 Akorn. The term “Akorn” has the meaning ascribed to it in Recital A.

          1.4 ANDA. The term “ANDA” means an abbreviated new drug application filed with the FDA to provide for the review and ultimate approval of a generic drug product.

          1.5 ANDA Materials. The term “ANDA Materials” means ANDAs prepared pursuant to ARTICLE 2 below, and all content thereof, and supporting documentation and official correspondence related thereto.

          1.6 ANDA Product. The term “ANDA Product” means a generic drug active pharmaceutical ingredient in finished dosage form, (injectable, lyophilized, powder fill, soft gel capsule or tablet), approved by the FDA for sale in the United States pursuant to an ANDA, but excluding specifically Patent Challenging Products.

          1.7 ANDA Schedule. The term “ANDA Schedule” has the meaning ascribed to it in Section 2.1, as may be amended by mutual agreement of the Parties from time to time.

          1.8 Antidumping Laws. The term “Antidumping Laws” means the United States antidumping laws set forth in Title VII of the Tariff Act of 1930, as amended (19 U.S.C. 1673 et seq.).

          1.9 Approved Facility. The term “Approved Facility” means the Strides facility that is approved in writing by A-S for the manufacturing of Products under this Agreement.

          1.10 A-S Indemnitees. The term “A-S Indemnitees” has the meaning ascribed to it in Section 8.1.1.

          1.11 A-S Materials. The term “A-S Materials” means any Property (i) owned or possessed by A-S as of the Effective Date; (ii) later made, acquired or developed by A-S during the term of this Agreement; or (iii) that are derived from materials provided by A-S to Strides, including, but not limited to, any of the above A-S Materials, A-S Confidential Information and any other materials provided to Strides in connection with this Agreement.

          1.12 Certificate of Analysis. The term “Certificate of Analysis” means a certificate of analysis conforming in content and method with the requirements of the Act.

          1.13 cGMP. The term “cGMP” means current Good Manufacturing Practices as established by the FDA as the same may be amended from time to time.

          1.14 Components. The term “Components” means raw materials, such as media and columns, approved in advance by A-S for use in manufacturing of Products by Strides.

          1.15 Confidential Information. The term “Confidential Information” means all confidential information of a Party relating to any designs, know-how, inventions, technical data, ideas, uses, processes, methods, formulae, research and development activities, work in process, or any scientific, engineering, manufacturing, marketing, business or financial information relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form disclosed by the Parties prior to or during this Agreement (which is marked confidential or acknowledged as being confidential prior to disclosure). If the Confidential Information is disclosed orally or visually, it shall be identified as such at the time of disclosure and confirmed in writing by the disclosing party within thirty (30) days of disclosure. Confidential Information shall also include any other information in oral, written, graphic or electronic form which, given the circumstances surrounding such disclosure, would be considered confidential. This Agreement shall be deemed Confidential Information.

          1.16 Cost of Production. The term “Cost of Production” means the cost of producing a Product, which is the sum of (i) material, fabrication, and other processing costs; (ii) selling, general, and administrative expenses; and (iii) the cost of containers and other packing expenses.

          1.17 Derived. The term “Derived” or “derived” means obtained, developed, created, synthesized, designed, derived or resulting from, based upon or otherwise generated (whether directly or indirectly, or in whole or in part).

          1.18 Epidemic Failure. The term “Epidemic Failure” means Product deficiencies resulting from defects in material, workmanship and/or manufacturing process that are in excess of one percent (1%) of the total number of Products shipped during any rolling six (6) month period.

          1.19 Exclusive Market. The term “Exclusive Market” means the sale of Products to United States hospitals, medical clinics, physician groups and other wholesale drug markets in the United States.

          1.20 FDA. The term “FDA” means the United States Food and Drug Administration.

          1.21 Forecast. The term “Forecast” is defined in Section 4.2.1.

          1.22 Grandfathered Product. The term “Grandfathered Product” refers to a generic drug active pharmaceutical ingredient in finished dosage form, (injectable, lyophilized, powder fill, soft gel capsule or tablet), (i) that has not had any changes in formulation, dosage form, potency, route of administration, indication or intended patient population since 1938 and that thereby does not qualify as a “new drug” under Section 321 of the Act; or (ii) that has not had any changes in formulation, dosage form, potency, route of administration, indication or intended patient population since 1962, and that, prior to 1962, was (X) used or sold commercially in the United States, (Y) not a new drug as defined by the Act at that time, and (Z) not covered by an effective application.

          1.23 Insignia. The term “Insignia” means trademarks, trade names, logos, symbols, badges, labels, decorative designs, packaging designs or similar trade dress.

          1.24 Intellectual Property Rights. The term “Intellectual Property Rights” means all United States and worldwide trademarks, service marks, trade dress, logos, copyrights, rights of authorship, inventions, patents, rights of inventorship, moral rights, rights of publicity and privacy, trade secrets, rights under unfair competition and unfair trade practices laws, and all other intellectual and industrial property rights related thereto.

          1.25 Letter of Credit. The term “Letter of Credit” means an irrevocable letter of credit in the amount of One Million Two Hundred Fifty Thousand United States Dollars (US $1,250,000), issued by Strides’ Indian bank, acceptable to A-S acting reasonably, and confirmed by a United States Bank selected by A-S, as more fully set forth in Section 3.8.

          1.26 Net Price. The term “Net Price” means the price for Products as calculated pursuant to Section 4.3.

          1.27 Non-Exclusive Market. The term “Non-Exclusive Market” means the sale of Products in United States retail markets direct to consumer or physician and specifically excluding the Exclusive Market.

          1.28 Normal Value. The term “Normal Value” means, (i) if an adequate volume of the Product is sold in the country in which the Approved Facility is located for home consumption, the home market prices; (ii) if home market sales of the Product do not exist or are too few to provide an adequate comparison, the price at which the Product is sold for exportation to third countries; or (iii) if neither home market sales nor third country sales form an adequate basis of comparison, then normal value is based on the constructed value of the Products as calculated pursuant to the Antidumping Laws.

          1.29 Patent Challenging Product. The term “Patent Challenging Product” means a generic drug active pharmaceutical ingredient in finished dosage form, (injectable, lyophilized, powder fill, soft gel capsule or tablet), approved by the FDA for sale in the United States pursuant to an ANDA, (i) that specified brand-name patents that were successfully challenged, or not defended by the applicable brand-name manufacturer; and (ii) that successfully demonstrated bioequivalence to the FDA.

          1.30 Products. The term “Products” means those ANDA Products, Grandfathered Products and Patent Challenging Products set forth on Exhibit A, attached hereto and incorporated herein, as may be amended by mutual agreement of the Parties from time to time, to be (i) subject (with the exception for Grandfathered Products) to an ANDA on behalf of A-S; and (ii) to be manufactured by Strides pursuant to this Agreement.

          1.31 Product Data. The term “Product Data” means documentation, records, raw data, specimens, labeling, certificates, specifications, formulae, procedures, and other work product generated during this Agreement (including without limitation data relating to the process development, manufacture or testing of the Products). Notwithstanding anything to the contrary in this Agreement, all Product Data, but specifically except for ANDA Materials, shall be deemed Confidential Information of Strides. ANDA Materials shall be deemed Confidential Information of A-S.

          1.32 Property. The term “Property” means intellectual property or other property, designs, know-how, inventions, technical data, ideas, uses, processes, methods, formulae, research and development activities, or any scientific, engineering, manufacturing, marketing, business or financial information.

          1.33 Purchase Order. The term “Purchase Order” means an order for Products which shall specify at least the following: (i) Product quantity; (ii) delivery date; and (iii) other order terms and conditions as determined by A-S. Purchase Orders may additionally identify drop shipment destination, and other matters specific to each separate sale by A-S to a customer.

          1.34 Registrations. The term “Registrations” means all registrations, permits, licenses, authorizations, approvals, presentations, notifications or filings (together with all applications therefor), which are filed with or granted by the FDA in the United States and with the governing health authority of any other country, and which are required to develop, make, use, sell, import or export the Products.

          1.35 Registration Payment. The term “Registration Payment” has the meaning ascribed to it in Section 2.3.1.

          1.36 Registration Threshold. The term “Registration Threshold” means collectively: (i) the Approved Facility has received a Satisfactory cGMP Inspection, which remains current; and (ii) twelve (12) ANDAs for Products hereunder are submitted to the FDA.

          1.37 Registration Costs. The term “Registration Costs” means all costs associated with the preparation of the ANDAs set forth in the ANDA Schedule, as may be amended by mutual agreement of the Parties from time to time.

          1.38 Specifications. The term “Specifications” means the specifications for each Product as set forth in the applicable ANDA, or in the case of Grandfathered Products, in the specifications applicable to the original FDA approved finished dosage form.

          1.39 Strides Capital Contribution Agreements. The term “Strides Capital Contribution Agreements” means the contribution agreements with respect to the advances made by A-S to Strides pursuant to Section 3.1B(i)(b) and, to the extent applicable, Section 3.1B(i)(c) of the Limited Liability Company Agreement for Akorn-Strides, LLC, of even date between Strides and Akorn.

          1.40 Strides Indemnitees. The term “Strides Indemnitees” has the meaning ascribed to it in Section 8.2.

          1.41 Strides Materials. The term “Strides Materials” means any Property (i) owned or possessed by Strides as of the date hereof; or (ii) later made, acquired or developed by Strides during the term of this Agreement, including any Property that relates to the ANDA approval process, but, excluding specifically, (Y) ANDAs prepared pursuant to ARTICLE 2 below, and all content thereof, and supporting documentation and official correspondence related thereto; and (Z) any Property derived from materials provided by A-S to Strides, including, but not limited to, A-S Materials, A-S Confidential Information and any other materials provided to Strides in connection with this Agreement.

          1.42 Satisfactory cGMP Inspection. The term “Satisfactory cGMP Inspection” means a cMGP inspection conducted by the FDA with respect to the Approved Facility during which (1) no objectionable conditions or practices were found; or (2) objectionable conditions were found, but corrective action is left to Strides to take voluntarily and the objectionable conditions do not justify further administrative or regulatory actions.

          1.43 Term. The term “Term” is defined in Section 9.1.

          1.44 Territory. The term “Territory” means the territory and possessions of the United States of America.

          1.45 Threshold Period. The term “Threshold Period” means has the meaning ascribed to it in Section 3.8.1.

ARTICLE 2

ANDA PROCESS

          2.1 Application Schedule. The Parties will mutually develop a schedule for the preparation, filing and prosecution ANDAs for the Products, as applicable pursuant to this Agreement, containing for each Product, timelines, milestones, and corresponding estimated Registration Costs, which, when mutually accepted by both Parties in writing, will be attached to this Agreement as Exhibit B as provided below (“ANDA Schedule”). Notwithstanding anything else to the contrary, Strides shall use its best efforts to achieve the Registration Threshold within twelve (12) months from the Effective Date.

          2.2 Changes in ANDA Schedule. A-S shall have the right to make any changes or modifications to a ANDA Schedule by submitting a change request in writing. Strides shall promptly implement all such changes or modifications after they are received from A-S.

          2.3 Funding of Registration Costs.

               2.3.1 Provided that Strides delivers to A-S the Letter of Credit, A-S shall pay Strides the amount of Two Million Five Hundred Thousand United States Dollars ($2,500,000) as a payment for Registration Costs (“Registration Payment”). Strides shall apply and allocate the Registration Payment to the Registration Costs budgeted in the ANDA Schedule. Upon exhaustion of the Registration Payment, A-S shall provide Strides with the unpaid remaining Registration Costs corresponding to the timeline and budgeted amounts set forth in the ANDA Schedule.

               2.3.2 A-S may, in it sole discretion, and solely to the extent that additional capital contributions for such purpose are made to A-S by its members pursuant to Section 5.3A of the Limited Liability Company Agreement for Akorn-Strides, LLC, of even date between Strides and Akorn, pay Strides an additional amount of up to Two Million Five Hundred Thousand United States Dollars ($2,500,000) as a further payment for additional Registration Costs. Any such further amounts paid under this Section 2.3.2 shall also be deemed part of the Registration Payment.

          2.4 Product Registrations. A-S shall have the exclusive right to file, prosecute, seek and obtain all applicable Registrations for Products in the Territory. Strides shall prepare all information required to allow A-S to file, prosecute, seek and obtain all applicable Registrations for each Product in the Territory, including, but not limited to an ANDA, in A-S’ name, within the time frame mutually agreed by A-S and Strides. Strides shall provide all required information and documentation, including, but not limited to, a Chemistry Manufacturing Controls (CMC) section in a format acceptable to the FDA, and otherwise cooperate as requested by A-S in support of any regulatory application related to a Product, as part of Strides’ obligations pursuant to the receipt of Registration Costs paid by A-S. Any such application related to the Product shall be the sole and exclusive property of A-S. If requested by A-S and at the sole cost and expense of A-S, Strides shall file any required amendments to such application to allow manufacturing of the Product in its facility. Any such applicable Registration related to the Product in the Territory shall be the sole and exclusive property of A-S. A-S shall file any required amendments to such application to allow manufacturing of the Product in the Approved Facility. Each Party shall reasonably cooperate with the other Party (including without limitation, providing all reasonably necessary information in its possession, taking all reasonably necessary actions and executing all reasonably necessary instruments) in connection with the preparation, filing, prosecution, seeking and obtaining the Registrations.

          2.5 Representatives. Upon execution of this Agreement, Strides and A-S shall each select one (1) program manager who will be responsible for directing and overseeing all activities regarding this Agreement and for transmitting and receiving all communications regarding this Agreement on behalf of its respective company. Each Party may change its designated program manager at any time effective upon providing written notice to the other Party.

ARTICLE 3

COVENANTS

          3.1 Strides’ Manufacture.

               3.1.1 Strides shall not commence manufacturing of any Products hereunder until (i) the Approved Facility shall have received a Satisfactory cGMP Inspection; and (ii) the Product, except for Grandfathered Products, has been approved by the FDA for sale in the United States pursuant to an ANDA.

               3.1.2 Strides shall manufacture and sell to A-S the Products ordered by A-S or its Affiliates under Purchase Orders. No independent contractors shall be used by Strides to manufacture the Products without A-S’ approval. Strides shall manufacture all Products under this Agreement in conformity with the applicable Specifications. Strides will only purchase Components and other raw materials through vendors approved by the FDA pursuant to the cGMP approval for the applicable Product.

               3.1.3 Strides’ manufacture shall conform to the requirements of all (i) applicable laws, regulations and ordinances of any government, agency or public authority having jurisdiction over the manufacture and delivery of Products in the country where the Approved Facility is located; (ii) applicable United States federal and state laws and regulations including, but not limited to, the Fair Labor Standards Act of 1938 and all applicable Department of Labor regulations, local and municipal ordinances and the regulations of any agency or public authority having jurisdiction over the manufacture and delivery of Products; and (iii) in accordance with cGMP and all applicable laws and regulations in the United States.

          3.2 Exclusive Supply. Subject to the terms and conditions of this Agreement, Strides shall manufacture and supply A-S with the Products during the term of this Agreement. Strides shall not sell Products to any other party in the Territory that Strides knows or has reason to know is intending to sell, market or distribute such Products in the Exclusive Market. Any supply agreement with such other parties in the Territory shall prohibit any sales of the Products in the Exclusive Market. Strides shall be permitted to sell Products to any other party in the Territory provided that Strides knows that such party is intending to sell, market or distribute such Products in the Non-Exclusive Market only.

          3.3 Notifications.

               3.3.1 Each Party shall promptly advise the other of any safety or toxicity problem of which either Party becomes aware regarding any Product.

               3.3.2 Strides will, within three (3) business days following notification to Strides, inform A-S in the event of any FDA or other regulatory inspection relating to any Product and will immediately notify A-S in writing of any adverse event relating to a Product.

          3.4 Custody of A-S Materials. In connection with this Agreement, the Parties agree that Strides will have custody over certain A-S Materials. It is understood that such A-S Materials is held in trust by Strides for A-S, and that all such materials will be clearly labeled as belonging to A-S, and that Strides shall bear the risk of loss for any A-S Materials during the time that such A-S Materials is in the possession of Strides.

          3.5 Recalls. Each Party promptly shall notify the other if any Product or device manufactured from Product, is alleged or proven to be the subject of a recall, market withdrawal or correction. A-S shall be responsible for coordinating any recall, market withdrawal or field correction of Product, at the sole cost of Strides. A-S shall provide Strides with a copy of all documents relating to such recall, market withdrawal or field correction at Strides’ sole cost and expense. Strides shall cooperate with A-S (including providing A-S with all data, information and documents requested by A-S) in connection with such recall, market withdrawal or field correction, at Strides’ sole cost and expense. Strides will bear all reasonable costs associated with (A) such recall, market withdrawal or field correction (including, but not limited to costs associated with receiving and administering the recalled Product and notification of the recall to those persons whom A-S deems appropriate); and (B) replacement of such recalled Product.

          3.6 Right Of Access/ Inspections. Strides acknowledges that it is essential for A-S to have periodic access to each Approved Facility for the purpose of conducting inspections and/or audits under this Agreement, including, without limitation, audits of Strides’ compliance with cGMPs and with environmental and other laws. Strides shall make available to A-S all Product Data, equipment, and facilities relating to this Agreement upon A-S’ request with five (5) days advance notice for inspection by A-S, its representatives, including authorized third party consultants, or the FDA, at any time commencing on the Effective Date and expiring on the later of (a) six months after manufacture of the last Product, or (b) as long as a Product is in use or undergoing clinical trials, provided that A-S notifies Strides on a yearly basis that a Product is still undergoing clinical trials. A-S shall have the right to access the Approved Facility, and all applicable records related thereto, to oversee production of a Product, to discuss and inspect its manufacturing processes, and to test the Products and review Strides’ records, provided that the Approved Facility or other client projects are not unreasonably disrupted during the inspection. If A-S observes or discovers variances from established standards and methods of production of Products, A-S shall give written notice thereof to Strides, and upon receipt of any such notice, Strides promptly shall take all appropriate remedial or corrective action and give written notice to A-S describing in reasonable detail such actions taken. If Strides disagrees with any such advice and direction, the parties shall discuss in good faith an appropriate resolution. Notwithstanding anything else to the contrary, any such inspections/audits and any testing done by A-S during them, will not relieve Strides of liability for Products later found to be defective or for Strides’ failure to meet its obligations under this Agreement.

          3.7 Interference with Employees. Neither Party shall during the Term and for a period of twelve (12) months thereafter, directly or indirectly (i) induce or attempt to induce any employee of the other Party to quit employment with such other Party; (ii) otherwise interfere with or disrupt the relationships between the other Party and its employees; (iii) solicit any employee of the other Party. Notwithstanding the previous sentence, a general solicitation not specifically targeted at the other Party’s employees shall not be a breach of the this Section 3.7.

          3.8 Letter of Credit.

               3.8.1 The Letter of Credit shall be opened within five (5) days from the Effective Date and shall have an initial term of one year and six months. All bank charges in respect of the Letter of Credit are for the account of Strides. The Letter of Credit shall provide for payment of the entire Letter of Credit amount, or One Million Two Hundred Fifty Thousand United States Dollars (US $1,250,000), to A-S in the event that Strides fails to achieve the Registration Threshold prior to the lapse of the period beginning with the Effective Date and ending on the one year anniversary thereof (“Threshold Period”), and fails to cure such failure within ninety (90) days thereafter.

               3.8.2 Should Strides fail to achieve the Registration Threshold prior to the lapse of the Threshold Period then A-S may, in its sole discretion, without notice to Strides, elect to (i) receive payment of the entire Letter of Credit amount should Strides’ failure to achieve the Registration Threshold not be cured within ninety (90) days following the lapse of the Threshold Period, or (ii) negotiate an extension of the Threshold Period with Strides, pursuant to Section 3.8.3 below, provided that, should the Parties fail to agree in writing on the terms of such an extension, A-S shall receive payment of the entire Letter of Credit amount should Strides’ failure to achieve the Registration Threshold not be cured within ninety (90) days following the lapse of the Threshold Period.

               3.8.3 Should A-S, in its sole discretion, elect to negotiate an extension of the Threshold Period, as provided above, then the Parties shall negotiate in good faith the terms of such an extension, provided that, the term of the Letter of Credit shall be extended to extend at least six (6) months following the lapse of the new Threshold Period or a new acceptable Letter of Credit shall be issued with a term to extend at least six (6) months following the lapse of the new Threshold Period. The extended Letter of Credit, or replacement Letter of Credit, as the case may be, shall provide for payment of the entire Letter of Credit amount, or One Million Two Hundred Fifty Thousand United States Dollars (US $1,250,000), to A-S in the event that

Strides fails to achieve the Registration Threshold prior to the lapse of the new Threshold Period, as extended hereby, and fails to cure such failure within ninety (90) days thereafter. All provisions of this Section 3.8 shall continue apply in the same manner to the extent that the Threshold Period is extended hereby.

               3.8.4 The receipt by A-S of funds pursuant to the Letter of Credit shall not act as a waiver of A-S’ other legal and equitable remedies against Strides or other third parties, and A-S hereby reserves all rights to such other legal and equitable remedies.

               3.8.5 Upon Strides’ achieving the Registration Threshold within the Threshold Period, as such period may be extended pursuant to this Section 3.8, or within the ninety (90) day cure period provided above, A-S shall return the Letter of Credit to Strides and Strides shall be permitted to terminate the Letter of Credit.

ARTICLE 4

PURCHASE OF PRODUCTS

          4.1 Purchase Order.

               4.1.1 This Agreement applies to all Purchase Orders that A-S, and/or any of its current or future Affiliates, may place with Strides for the purchase of Products. In this ARTICLE 4 and throughout this Agreement where A-S’ rights with respect to Products are reference, “A-S” will include A-S’ Affiliates, other than Strides or Strides’ other Affiliates. The terms and conditions of this Agreement including those presented in all exhibits hereto shall apply to any Purchase Order, regardless of whether this Agreement or its terms and conditions are expressly referenced in that Purchase Order. No inconsistent or additional term or condition in any Purchase Order or any acknowledgment or sale document from Strides shall be applicable to orders for Products placed by A-S during the Term, unless expressly agreed to by the Parties in writing.

               4.1.2 Strides shall acknowledge all Purchase Orders in writing to A-S.

               4.1.3 Strides shall be deemed to have accepted any Purchase Order: (a) issued pursuant to this Agreement that does not exceed the current Forecast for the then-current month; or (b) for which Strides does not notify A-S in writing within one (1) business day after its receipt that Strides cannot meet the Purchase Order’s terms.

          4.2 Forecasts.

               4.2.1 Each month during the Term, A-S will provide Strides with a twelve (12) month rolling forecast (“Forecast”) estimating its monthly requirements for purchases of Products for the subsequent twelve (12) calendar month period.

               4.2.2 The Forecast is submitted solely to assist Strides in ensuring that it has adequate Components, capacity and supplies to meet Purchase Orders that may be issued pursuant to the Forecast. Notwithstanding anything else to the contrary, A-S will not be obligated to purchase any amounts of Products set forth in each Forecast. A-S shall use commercially reasonable efforts to issue a new twelve (12) month Forecast by the first business day of each calendar month.

               4.2.3 Unless Strides notifies A-S in writing within five (5) calendar days after receipt of a Forecast that it will not be able to supply the amount of Products specified in the Forecast, Strides shall be obligated to provide the quantity of Products consistent with the Forecast upon receipt of A-S’ Purchase Orders, and will be deemed to have warranted that it has the manufacturing capacity to supply the Products in accordance with the Forecast. Strides will at all times maintain a two-month inventory of Components based on A-S’ Forecasts.

          4.3 Pricing. A-S’s purchase price for a Product shall be calculated in advance prior to A-S placing the first Purchase Orders therefor, pursuant to this Section 4.3 (“Net Price”). The Net Price for a Product, in each case, shall be calculated by the Parties as that dollar amount that is the greater of (i) the Product’s Cost of Production; or (ii) the Product’s Normal Value; or (iii) a price that would permit A-S to achieve gross margins in its resale and distribution of the Products, as calculated using United States GAAP and as measured against the average wholesale pricing of bioequivalent products in the Territory as the baseline in each case, in the following ranges: (X) ANDA Products 45-50% gross margin; (Y) Grandfathered Products 30-35% gross margin; and (Z) Patent Challenging Products 55-60% gross margin. Notwithstanding anything to the contrary in the prior sentence, the price as calculated under clause (iii) therein, to the extent it is applicable, shall be adjusted in each case so that it is not less than the Product’s material, fabrication, and other processing costs plus twenty percent (20%). The Parties will mutually agree to the dollar amount of the Net Price for each Product according to this Section 4.3 and such Net Price will remain effective until and unless revised as necessary to continue to meet the above Net Price calculation test. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY, A-S IS FREE TO ESTABLISH ITS OWN PRICING FOR SALE OF THE PRODUCTS IN THE TERRITORY.

          4.4 Stamp Duty. All duties and charges, including stamp duty or state government levy, in the country in which the Approved Facility is located and in the Territory, in respect of or under the Agreement, including any duties, taxes, VATs or similar charges arising with respect to the manufacture, sale, shipment and delivery of Products by Strides to A-S, shall be borne and paid by Strides.

          4.5 Cancellation Of Purchase Orders. All A-S Purchase Orders are firm orders and once accepted by Strides may not be cancelled by A-S without Strides’ approval. Any cancellation of accepted Purchase Orders may include Strides’ reasonable cancellation charges which shall be communicated to A-S in advance of canceling the Purchase Order and must be approved by A-S. A-S retains the right to rescind any request to cancel an accepted Purchase if it does not accept Strides’ cancellation charges.

          4.6 Rescheduling. A-S may reschedule delivery under a Purchase Order from its originally scheduled ship date provided that it so informs Strides on or before the scheduled shipment date stated in the applicable Purchase Order without any rescheduling or any other charges. Notwithstanding the previous sentence, A-S shall remain obligated to pay for such rescheduled shipment as if it had shipped on the originally scheduled shipment date. Any rescheduling shall not exceed sixty (60) calendar days from the originally scheduled shipment date without Strides’ prior written approval.

          4.7 Packing and Cartage. All Products ordered by A-S shall be packed for shipment and storage in accordance with applicable requirements of the Act and A-S’ instructions. No charge will be allowed for packing, boxing, or cartage, unless agreed upon at the time of purchase and set forth in the Purchase Order. Damage to any Products due to packing or cartage will be charged to Strides. A-S’ order number, part number and quantity shipped shall be marked or tagged on each package and bill of lading.

          4.8 Shipment.

               4.8.1 Strides shall ship the Products to A-S or drop ship the Products to A-S’ customers, as set forth in the respective Purchase Orders. Strides shall deliver Products into the possession of a common carrier designated by A-S. All Products shall be shipped and delivered CIP A-S’ delivery point (2000 Incoterms). Title to and risk of loss shall pass pursuant to CIP A-S’ delivery point (2000 Incoterms).

               4.8.2 Upon learning of any potential delivery delays, Strides shall notify A-S as to the cause of such delays and the actions taken by Strides to resolve such delays. If Strides fails to make deliveries at the specified time and such failure is caused by Strides, Strides shall, at no additional cost to A-S, employ accelerated measures such as material expediting fees, premium transportation costs, or labor overtime required to meet the specified delivery schedule or minimize the lateness of deliveries.

          4.9 Payment.

               4.9.1 All A-S Purchase Orders accepted by Strides and Strides’ invoice therefor shall be paid as follows: (i) (Y) Until all of Strides’ obligations under the Strides Capital Contribution Agreements are fully satisfied, thirty five percent (35%) of the amount due by A-S shall be applied as a payment against Strides’ obligations under the Strides Capital Contribution Agreements on the date of Strides’ acceptance of the Purchase Order, pursuant to the terms of the Strides Capital Contribution Agreements; or (Z) Upon satisfaction of Strides’ obligations under the Strides Capital Contribution Agreements, thirty five percent (35%) of the amount due by A-S shall be due and payable within thirty (30) calendar days of Strides’ acceptance of the applicable Purchase Order; and (ii) the remaining sixty five percent (65%) shall be due and payable within sixty (60) calendar days after the shipment date for the applicable Products. A-S shall accept all A-S invoices, not subject to a good faith dispute, on presentment by Strides.

               4.9.2 The price for any Products includes the cost of Strides’ usual packing of good quality so as to sustain (without damages) normal international air and/or vessel transportation to the Territory and domestic air and/or motor freight transportation in the Territory to the point of delivery.

ARTICLE 5

DELIVERY AND ACCEPTANCE

          5.1 Deliveries. Failure to deliver Products of the quality and quantity and by the scheduled shipment date stated in the applicable Purchase Order shall, at the option of A-S, relieve it of any obligation to accept and pay for such Products as well as any undelivered shipments if there be any. Any failure by A-S to exercise its option with respect to any shipment of Products shall not be deemed to constitute a waiver with respect to subsequent shipments.

          5.2 Acceptance of Product. Strides will provide A-S with a Certificate of Analysis required for A-S to determine if a Product meets its applicable Specifications. A-S will examine such information for compliance with the Specifications. A-S may reject a Product lot if the lot does not meet Specifications. A-S shall notify Strides in writing of particular deficiencies, including any defects in the Products or of any failure of the Products to comply with their respective Specifications, during the inspection period which period shall be sixty (60) calendar days immediately following receipt of the shipment from Strides. Failure to give notice of or particularize the defects or non-compliance within the sixty (60) calendar day inspection period shall constitute A-S’ acceptance of such Products. In the event that A-S rejects a Product lot, then, to the extent that payment therefor has not been made by A-S, all applicable invoices shall be cancelled by Strides and no further payment with respect to such shipment shall be due from A-S, and to the extent payment has already been made, A-S shall be entitled to the remedies provided under Section 7.2 below.

ARTICLE 6

INTELLECTUAL PROPERTY

          6.1 A-S’ Property Rights.

               6.1.1 A-S shall solely own and have exclusive worldwide right, title and interest in and to A-S Materials, to all modifications, enhancements and derivative works thereof, and to all Intellectual Property Rights related thereto. Strides acknowledges and agrees that title to the A-S Materials shall always remain with A-S, and that Strides shall not acquire any interest therein. Strides shall not challenge, contest or otherwise impair A-S’s ownership of the A-S Materials or the validity or enforceability of A-S’s Intellectual Property Rights related thereto.

               6.1.2 A-S may disclose, from time to time during the term of this Agreement, A-S Materials to Strides pursuant to the terms of this Agreement. All United States rights to ANDA Materials, whether developed solely by A-S or resulting from the Parties’ joint cooperation, and all modifications, enhancements and derivative works of the A-S Materials, whether developed solely by A-S or resulting from the parties’ discussions or joint activities, belong solely to A-S, and A-S shall retain all Intellectual Property Rights thereto. As additional consideration for the favorable provisions of this Agreement, Strides shall assign and hereby assigns and conveys to A-S from the moment of creation all of Strides’ United States right, title and interest in and to such ANDA Materials and all worldwide right, title and interest in and to such modifications, enhancements and derivative works of the A-S Materials, to all enhancements, improvements and derivatives thereof, and to all Intellectual Property Rights therein.

          6.2 Strides’ Property Rights. Strides shall solely own and have exclusive worldwide right, title and interest in and to the Strides Materials, to all modifications, enhancements and derivative works thereof, (except for United States rights to ANDA Materials), and to all Intellectual Property Rights related thereto. A-S acknowledges and agrees that title to the Strides Materials shall always remain with Strides, and that A-S shall not acquire any interest therein. A-S shall not challenge, contest or otherwise impair Strides’ ownership of the Strides Materials or the validity or enforceability of Strides’ Intellectual Property Rights related thereto.

          6.3 Insignia.

               6.3.1 The Parties do hereby agree that certain Insignia of each of them will be affixed to the Products and related sales brochures, marketing materials, and packaging as will be mutually agreed upon in writing by the Parties. All uses of the Parties’ Insignia shall only be pursuant to this Section 6.3.3, the uses as attached and incorporated to this Agreement per Exhibit C, attached hereto and fully incorporated herein, and any further written agreement of the Parties with respect to each specific use.

               6.3.2 Effective only upon the written agreement of the Parties with respect to the specific use and all particulars regarding such use with the Products, A-S grants to Strides during the Term a non-exclusive, non-transferable, non-assignable, indivisible, revocable and terminable license, without the right to sublicense, to use the A-S Insignia as set forth in the applicable written agreement between the Parties, but only to the extent necessary to label and brand the Products and related sales brochures, marketing materials, and packaging as mutually agreed upon by the Parties in such written agreement, and for no other purposes. Such A-S Insignia will not be affixed, used, or otherwise displayed on the Products or in connection therewith without the prior written approval of A-S.

               6.3.3 Effective only upon the written agreement of the Parties with respect to the specific use and all particulars regarding such use with the Products, Strides grants to A-S during the Term a non-exclusive, non-transferable, non-assignable, indivisible, revocable and terminable license, without the right to sublicense, to use the Strides Insignia as set forth in the applicable written agreement between the Parties, but only to the extent necessary to label and brand the Products and related sales brochures, marketing materials, and packaging as mutually agreed upon by the Parties in such written agreement, and for no other purposes. Such Strides Insignia will not be affixed, used, or otherwise displayed on the Products or in connection therewith without the prior written approval of Strides.

               6.3.4 Notwithstanding any of the provisions of this Agreement, the Parties shall not at any time do anything or act in any way that would or might adversely affect the value or validity of any Insignia or other intellectual property belonging to the respective Party. Each Party shall immediately notify the other in writing upon becoming aware of any intellectual property infringement or imitation of any intellectual property of A-S or Strides or of any facts that either Party believes might constitute infringement or imitation. All uses of a Party’s Insignia shall inure exclusively to such Party’s sole benefit.

          6.4 Confidentiality. Each Party (i) shall keep the other Party’s Confidential Information confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of such other Party’s Confidential Information, except with the other Party’s prior written consent and as specifically permitted by this Agreement; and (ii) shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of Confidential Information. Upon request, each of the Parties shall immediately return to the other the originals and all copies of any Confidential Information of the other Party. The obligations and restrictions set forth in this Section 6.4 shall not apply to any Confidential Information that falls within any of the following exceptions, provided the receiving party produces credible written evidence to establish that such information:

               6.4.1 is or becomes part of the public domain without breach of this Agreement by a receiving Party;

               6.4.2 is independently developed by or for a receiving Party completely apart from the disclosures hereunder;

               6.4.3 is received from a third party who lawfully acquires such information without restriction, and without breach of this Agreement by a receiving Party;

               6.4.4 was in a receiving Party’s possession prior to the disclosure by the other Party; and/or

               6.4.5 is released pursuant to a binding court order or government regulation, provided that the receiving Party delivers a copy of such order or action to the other Party and cooperates with the other Party if it elects to contest such disclosure.

          If a receiving Party wishes to rely on any of the exceptions contained above, then such receiving Party must demonstrate to the other Party’s satisfaction the facts underlying why the exception applies within thirty (30) calendar days of the occurrence of the facts establishing such exception.

ARTICLE 7

WARRANTIES

          7.1 Strides Representations and Warranties. Strides represents, warrants and covenants: (i) that it has the full power, right and authority to execute and deliver this Agreement and that it shall use commercially reasonable best efforts to perform its obligations hereunder; (ii) that it will assign to its performance of this Agreement professional personnel, qualified to perform the process procedures consistent with the technical requirements of this Agreement; (iii) that none of the Strides personnel to be assigned to this Agreement have or shall have been subject to debarment under the United States Generic Drug Enforcement Act or any other penalty or sanction by the FDA; (iv) that it will manufacture the Products in conformity with cGMP, all applicable FDA regulatory requirements, the procedures and parameters set forth in this Agreement and generally accepted professional standards; and (v) that all Product Data will be prepared in accordance with cGMP and all applicable FDA regulatory requirements.

          7.2 Product Warranties. Strides represents, warrants and covenants: (i) that the Products shall be free from defects in workmanship and materials; (ii) that the Products shall meet their applicable Specifications; and (iii) that, upon delivery of a Product and during such time as such Product was under Strides’ control, the Product will be in conformity with the Act and shall not be adulterated, misbranded, misused, contaminated, tampered with or otherwise altered, mishandled, or subjected to negligence. Strides additionally warrants that the Products supplied hereunder shall only be built using Components purchased from vendors approved by the FDA pursuant to cGMP. In the event of a breach under this Section 7.2, A-S may, at its sole option, (a) replace the Products, at Strides’ cost, (b) require that the Products be replaced by Strides, at Strides’ cost, and Strides shall replace such Products, or (c) A-S may return all of the Products to Strides for a full refund or full credit to the applicable open invoice, and Strides shall immediately pay A-S a full refund or credit the applicable open invoice, as the case may be, for such returned Products. Strides shall maintain a sufficient inventory of Components to fulfill its warranty obligations hereunder, as well as for other foreseeable purposes.

          7.3 Epidemic Failure Warranty. Notwithstanding anything else to the contrary herein, if a Product demonstrates an Epidemic Failure at any time during the Term, Strides will, in addition to the remedies provided under Section 7.2, reimburse A-S for direct and incidental and consequential costs, as defined in Section 2715 of the California Commercial Code, associated with the Epidemic Failure, including without limitation labor costs associated with implementation of a recovery plan under this Section. A-S will notify Strides whenever an Epidemic Failure is identified or suspected and work with Strides to develop a recovery plan, which may include a preventative action plan if appropriate under the circumstances. The recovery plan actually implemented by A-S is in A-S’ sole discretion; provided, however that (i) A-S and Strides will work together to minimize costs associated with A-S’ recovery plan as much as possible without compromising A-S’ ability to aggressively respond to its customer’s needs; and (ii) Strides will reimburse A-S for costs incurred by A-S in implementing that portion of the recovery plan associated with the Epidemic Failure.

          7.4 Infringement Warranty. Strides warrants that (a) None of the Products nor any of their elements, nor the use thereof, nor any of Strides manufacturing processes or methods employed or to be employed at the Approved Facility violate or will violate or infringe upon the Intellectual Property Rights of any third party; and (b) there is neither pending nor threatened any claim, litigation or proceeding in any way contesting Strides’ rights to manufacture or supply any of the Products or attacking the validity or enforcement of any Strides Intellectual Property Rights related to its manufacturing processes or methods employed or to be employed at the Approved Facility.

ARTICLE 8

INDEMNIFICATION

          8.1 Strides Indemnification Obligations.

               8.1.1 Strides shall indemnify, defend and hold harmless A-S, and its Affiliates, and their respective officers, directors, shareholders, employees, agents and representatives (collectively “A-S Indemnitees”) against all damages, claims, liabilities, losses and other expenses, including without limitation reasonable attorneys’ fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of or relate to (i) any dispute or claim that the Strides Materials incorporated or to be incorporated in the Products, the Products, or any Strides manufacturing processes or methods employed or to be employed at the Approved Facility, infringe or violate any third party’s Intellectual Property Rights; (ii) product liability claims, injury to or death of persons or damage to property that may have been caused, or that may be alleged to have been caused, directly or indirectly, by Strides, the Strides Materials incorporated or to be incorporated in the Products, the Products, or any Strides manufacturing processes or methods employed or to be employed at the Approved Facility, Strides’ employees or agents, or Strides’ affiliates, subcontractors, their employees or agents; (iii) any defect in the Products, their manufacture, or other failure of the Products to comply with their respective Specifications, including, but not limited to, any costs associated with Product recalls; (iv) any negligent act or omission of Strides, its agents, or subcontractors; (v) a breach of any warranty provided by Strides under this Agreement; or (vi) Strides’ failure to fully conform to all laws, ordinances, rules and regulations which affect the Products, their use, or any part thereof. In the event Strides fails to promptly indemnify and defend such claims and/or pay A-S’ expenses, as provided above, A-S shall have the right to defend itself and shall have the right to withhold any further payments due to Strides under this Agreement, and in that case, Strides shall reimburse A-S Indemnitees for all of their reasonable attorneys’ fees, costs and damages incurred in settling or defending such claims within thirty (30) calendar days of each of A-S’ written requests, provided that any settlement shall only be with Strides’ prior written approval.

          8.2 A-S’ Indemnification Obligations. A-S shall indemnify, defend and hold harmless Strides, and its affiliates, and their respective officers, directors, shareholders, employees, agents and representatives (collectively “Strides Indemnitees”) against all damages, claims, liabilities, losses and other expenses, including without limitation reasonable attorneys’ fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of or relate to any negligent act or omission of A-S, its agents, or Affiliates. In the event A-S fails to promptly indemnify and defend such claims and/or pay Strides’ expenses, as provided above, Strides shall have the right to defend itself, and in that case, A-S shall reimburse Strides Indemnitees for all of their reasonable attorneys’ fees, costs and damages incurred in settling or defending such claims within thirty (30) calendar days of each of Strides’ written requests, provided that any settlement shall only be with A-S’ prior written approval.

          8.3 Contrary Intention. The foregoing indemnities shall be payment obligations and not merely reimbursement obligations, it being understood that Strides and A-S have a “contrary intention” with respect to the provisions of paragraph 2 of Section 2778 of the California Civil Code.

          8.4 Insurance.

               8.4.1 Each Party shall obtain, at its expense, property, commercial and liability insurance covering its obligations hereunder, in each case in amounts appropriate to the conduct of its business, as determined in its sole and exclusive judgment. The policies of insurance obtained by the Parties hereunder must state that the insurer shall notify the other Party at least thirty (30) days prior to termination, cancellation of, or any material change in, the coverage provided. Each Party shall make available to the other Party at such other Party’s request certificates of insurance evidencing satisfaction of its obligations under this Section 8.4.

               8.4.2 Notwithstanding anything to the contrary in Section 8.4.1, A-S shall obtain at its sole cost product liability insurance with a United States insurance company with a Best’s rating of A+ to cover the sale and use of Products in the United States. A-S’ policy of product liability and the coverage that it provides shall not affect Strides’ indemnification obligations hereinabove or any applicable insurer’s rights of subrogation against Strides for an indemnifiable loss. Notwithstanding anything herein contained to the contrary, A-S reserves all rights of subrogation or recovery against Strides for any insurance deductible and for any damage or loss to its property that is indemnifiable by Strides under Section 8.1, regardless of whether such losses are covered by the product liability insurance obtained or which should be or have been obtained pursuant to this Agreement.

          8.5 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, (I) EXCEPT FOR INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTIONS 8.1 AND 8.2 ABOVE, OR (II) STRIDES’ OBLIGATION TO REIMBURSE A-S FOR ALL INCIDENTAL AND CONSEQUENTIAL COSTS, AS DEFINED IN SECTION 2715 OF THE CALIFORNIA COMMERCIAL CODE, IN THE CASE OF AN EPIDEMIC FAILURE, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT. A-S AND STRIDES FURTHER AGREE THAT EACH AND EVERY PROVISION OF THIS AGREEMENT THAT PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES AND SHALL BE SEPARATELY ENFORCED.

ARTICLE 9

TERM AND TERMINATION

          9.1 Term. This Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years, unless earlier terminated under Section 9.3 (the “Term”). The Term shall also include any renewal term pursuant to Section 9.2 below.

          9.2 Renewal Term. The Parties may renew this Agreement for successive five (5) year terms upon their mutual written agreement prior to the lapse of the initial ten (10) year term, and thereafter, prior to the lapse of the then-current five (5) year renewal term, by giving the other Party a six (6) month prior written notice in each such case.

          9.3 Termination Procedures. This Agreement will terminate in the event of any of the following:

               9.3.1 On the sixtieth (60th) calendar day after either Party gives written notice to the other of a material breach by the other of any term or condition of this Agreement, unless the breach is cured before the sixtieth (60th) calendar day; or

               9.3.2 Immediately upon the written agreement of both Parties to terminate this Agreement; or

               9.3.3 Immediately upon the termination of the Limited Liability Company Agreement for Akorn-Strides, LLC, of even date between Strides and Akorn.

          9.4 Effect of Termination.

               9.4.1 In the event of termination (a) all licenses to Insignia shall automatically terminate; (b) Strides shall return to A-S all copies of the Confidential Information previously disclosed by A-S, including without limitation all A-S Materials and neither Strides nor its Affiliates shall thereafter retain copies, transcriptions or summaries of any portion of the foregoing; (c) the Strides Capital Contribution Agreements shall be accelerated and all principal and accrued interest thereunder shall be immediately due, as more fully set forth in the Strides Capital Contribution Agreements; (d) any unused amounts under the Registration Payment (as determined according to the timeline and budgeted amounts set forth in the ANDA Schedule, and including all work-in-process and unrecoverable costs towards unmet milestones on the ANDA Schedule) shall immediately be due and payable to A-S and Strides shall immediately pay A-S such amount; and (e) all Parties shall remain liable for each of their respective obligations hereunder that accrued prior to the date of termination.

               9.4.2 All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each Party at law, equity or otherwise.

               9.4.3 Sections 2.4, 3.5, 3.6, 3.7, 4.3, 4.4, 4.9, 6.1, 6.2, 6.4 and 9.4 and all Sections under ARTICLE 1, ARTICLE 7, ARTICLE 8 and ARTICLE 10 shall survive the termination or expiration of this Agreement.

ARTICLE 10

GENERAL TERMS

          10.1 Relationship of Parties. The relationship between Strides and A-S, with respect to this Agreement, is only that of independent contractors notwithstanding any activities set forth in this Agreement or in the Limited Liability Company Agreement for Akorn-Strides, LLC, of even date between Strides and Akorn. With respect to this Agreement, no Party is the agent or legal representative of any other Party, and no Party has the right or authority to bind any other Party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

          10.2 Governing Law and Venue. This Agreement is governed by and shall be construed in accordance with the law of the State of New York, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction. Each Party hereby consents to the exclusive jurisdiction of the state and federal courts sitting in New York in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement, provided such claim is not required to be arbitrated pursuant to Section 10.3. Each Party further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 10.9 of this Agreement, and that when so made shall be as if served upon it personally within the State of New York.

          10.3 Mediation and Arbitration. The Parties shall, before the commencement of arbitration proceedings, attempt in good faith to settle their dispute by mediation.

               10.3.1 Arbitration. Except as otherwise provided in this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement, or any breach thereof, including without limitation any claim that this Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void, shall be submitted, at the request of any Party, to binding arbitration by a JAMS\ENDISPUTE (“JAMS”) arbitrator, or such other arbitrator as may be agreed upon by the Parties. Hearings on such arbitration shall be conducted in New York, New York. A single arbitrator shall arbitrate any such controversy. The arbitrator shall hear and determine the controversy in accordance with applicable law and the intention of the Parties as expressed in this Agreement, upon the evidence produced at an arbitration hearing scheduled at the request of either Party. Such pre-arbitration discovery shall be permitted to the fullest extent permitted by New York law applicable to arbitration proceedings, including, without limitation, the provisions of the New York Code of Civil Procedure. The arbitrator shall decide all discovery disputes. Judgment on the award of the arbitrator may be entered in any court having jurisdiction thereof.

               10.3.2 Provisional Remedy. Each of the Parties reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.

               10.3.3 Consolidation. Any arbitration hereunder may be consolidated by JAMS with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitrator determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitrator. Any disputes over which arbitrator or panel of arbitrators shall hear any consolidated matter shall be resolved by JAMS.

               10.3.4 Power And Authority Of Arbitrator. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

               10.3.5 Governing Law. All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this Agreement to arbitrate which may be resolved by state law shall be resolved according to the laws of the State of New York.

               10.3.6 Costs. The costs of the arbitration, including any JAMS administration fee, the arbitrator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the Parties to the arbitration. Attorneys’ fees may be awarded to the prevailing or most prevailing Party at the discretion of the arbitrator.

          10.4 Assignment. A-S acknowledges that the favorable terms of this Agreement were granted to Strides only because of Strides’ experience, and that the substitution of any party by Strides would destroy the intent of the Parties. Accordingly, Strides shall have no right to assign, delegate, transfer or otherwise encumber this Agreement or any portion thereof without A-S’ prior written consent.

          10.5 Counterparts. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

          10.6 Waiver. The failure of any Party to enforce any of its rights hereunder or at law shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against another Party, unless such waiver is in writing and signed by the Party to be charged.

          10.7 Severability. If any provision of this Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.

          10.8 Attorneys’ Fees. In the event that any dispute between the Parties should result in litigation or arbitration, the prevailing Party in such dispute shall be entitled to recover from the other Party all reasonable fees, costs and expenses of enforcing any right of the prevailing Party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section: (a) attorney fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation; and (b) prevailing Party shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

          10.9 Notice. Any notice, demand, consent, election, offer, approval, request, or other communication given under this Agreement shall be in writing and shall be served personally or delivered by first class, registered or certified, return receipt requested U.S. mail, postage prepaid. Notices may also be given by transmittal over electronic transmitting devices such as Telex, facsimile or telecopy machine, if the Party to whom the notice is being sent has such a device in its office, provided a complete copy of any notice so transmitted shall also be mailed in the same manner as required for a mailed notice. Notices shall be deemed received at the earlier of actual receipt or three (3) days following deposit in U.S. mail, postage prepaid. Notices shall be directed to Parties at their addresses as specified on page 1 of this Agreement, provided a Party may change such Party’s address for notice by giving written notice to the other Party in accordance with this Section 10.9.

          10.10 Further Assurances. The Parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

          10.11 Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements regarding the subject matter hereof, whether oral or written. This Agreement shall be modified or amended only by a writing signed by both A-S and Strides.

          10.12 Authority. The parties executing this Agreement on behalf of A-S and Strides represent and warrant that they have the authority from their respective governing bodies to enter into this Agreement and to bind their respective companies to all the terms and conditions of this Agreement.

          10.13 Captions. The captions of the Articles and Sections in this Agreement are for convenience only and shall not be used to interpret the provisions of this Agreement.

          10.14 Force Majeure. Except for Strides’ obligation to meet the Registration Threshold before the lapse of the applicable Threshold Period, neither Party shall be liable for delays in its performance caused by events beyond its control, such as fires, floods, labor shortages, strikes, epidemics, computer virus, earthquakes, riots, acts of terror, acts of God, storms, acts of civil or military authority or similar occurrences, provided the affected Party gives the other Party written notice of such event within three (3) business days of its occurrence. Such notice shall state the estimated duration of such event and the cause thereof and the affected Party shall use commercially reasonable efforts to work around such event beyond its control.

          10.15 Export. A-S shall not directly or indirectly export or re-export any of the Products outside of the United States without first notifying Strides and complying with Strides’ export control procedures. A-S shall additionally comply with all United States export control laws and regulations if any Product is exported or re-exported. A-S shall also be responsible for obtaining all export licenses or other approvals required to export or re-export the Products outside the United States.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed this Agreement to be effective as of the Effective Date.

Akorn-Strides, LLC		Strides Arcolab Limited

By:	/s/ Arthur S. Przybyl	By:	/s/ Arun Kumar
Name: Arthur S. Przybyl		Name: Arun Kumar
Its:	Manager	Its:	CEO

* Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2

EXHIBIT A

PRODUCTS

[...*...]

* CONFIDENTIAL TREATMENT REQUESTED – This Exhibit A, consisting of 9 pages, has been omitted and filed separately with the Securities & Exchange Commission.

* Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2

EXHIBIT B

ANDA SCHEDULE

[...*...]

* CONFIDENTIAL TREATMENT REQUESTED – This Exhibit B, consisting of 2 pages, has been omitted and filed separately with the Securities & Exchange Commission.

EXHIBIT C

INSIGNIA

[Subject to the mutual agreement of the Parties]